NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 16, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 31, 2006 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefor and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Newkirk Realty Trust, Inc. and Lexington Corporate Properties Trust became effective on December 31, 2006 (Sunday). Each share of Common Stock of Newkirk Realty Trust, Inc. was converted into 0.80 of a share of Common Stock of Lexington Corporate Properties Trust (Name changed to Lexington Realty Trust). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 3, 2007.